Exhibit 10.34

1060 East. Arques Ave.

November 11, 2004

Steve Laub

Dear Steve:

     On behalf of the Board of Directors (the “Board”) of Silicon Image, Inc. (the “Company”), it is my pleasure to offer you the position of Chief Executive Officer and President of the Company. The terms of our offer and the benefits provided by the Company are as follows:

     1. You will report to the Board, which will nominate and elect you to the Board as a Class I director following the date you start your employment with the Company (the “Start Date”). Your Start Date will be November 11, 2004. While you are employed at the Company, you will abide by your duty of loyalty to the Company, will perform your duties and follow the lawful directions of the Board in a diligent manner, and will devote your full time, energy and attention to the interests of the Company, subject to your devotion of time to manage your personal assets and investments, to participate in charitable, professional and community activities and to serve on boards of directors of other companies, provided such devotion of time does not materially interfere with your service to the Company and such service on boards of other companies is permissible as not representing a conflict of interest under the Company’s Code of Conduct as determined by the Board. You will receive an indemnification agreement for your service as an officer and director of the Company consistent with indemnification agreements in place with other members of the Board.

     2. Your annual base salary will be $425,000 per year. For the 2004 fiscal year, you will be eligible to receive a cash bonus equal to a prorated portion of the calculated amount (if any) payable to the current Chief Executive Officer under the executive bonus program of the Company for the 2004 fiscal year (it being acknowledged that the current Chief Executive Officer’s target bonus is $200,000). In addition, for the 2005 fiscal year and each fiscal year thereafter, you will be eligible to receive a cash bonus under an executive bonus program for the year to be proposed by you and approved by the Compensation Committee of the Board. Such executive bonus program will provide for a potential cash bonus to you of at least 50% of your annual base salary, provided that the actual bonus amount (which may be less than 50% of your annual base salary) will be determined by Company performance and whatever other factors the executive bonus program considers. Your cash compensation will be subject to annual review by the Compensation Committee.

     3. You will be granted an option (the “Option”) for 1,500,000 shares of common stock (as of October 29, 2004, there were approximately 76,648,000 shares outstanding). The Option will have an exercise price equal to the closing price of our common stock on the Nasdaq Stock Market on the Start Date and will vest and become exercisable with respect to one-fourth of the shares on the first anniversary of the Start Date and an additional one-forty-eighth of the shares each month thereafter so long as you remain continuously employed by the Company, subject to the vesting acceleration provisions set forth in Section 5 of this letter agreement.

     4. You will be eligible to participate in the other employee benefit plans and executive compensation programs maintained by the Company applicable to other employees and key executives of the Company, including without limitation stock option, stock purchase, incentive or other bonus plans, life, disability, health, accident and other insurance programs, and similar plans or programs. You will receive not less than three weeks of paid vacation each year.

     5. Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment, you will receive reimbursement for expenses per existing Company policies and your benefits will be continued under the Company’s then existing benefit plans and policies as provided under the terms of such plans and policies and as required by applicable law; such payments and benefits are not included within the separation benefits described below (but likewise will not operate to duplicate such separation benefits either). Under certain circumstances, you will also be entitled to receive separation benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination. A full unilateral release (including a waiver of unknown claims and covenant not to sue) in favor of the Company and its directors, officers and other related persons and an agreement not to solicit employees of the Company for a period of one year following termination, each in the form then used by the Company for departing executives (but in all events containing no terms inconsistent with, or additional to, the terms hereof unless mutually and reasonably agreed at the time), must be executed by you in order to receive any separation benefits; provided, however, you will not be required to release any right to indemnification that you may have under applicable law, the Company’s Certificate of Incorporation, the Company’s bylaws or any indemnity agreement between you and the Company nor any rights related to your then existing equity ownership in the Company; provided further, that in the event that the Company subsequently commences litigation or arbitration proceedings against you (excluding derivative suits brought by stockholders of the Company unaffiliated with members of the Board), upon written notice to the Company from you within 30 days of the initiation of any such proceeding, such release shall be considered null and void.

          A. In the event of your voluntary termination (other than for Good Reason) or termination for Cause (as defined following), you will not be entitled to any cash separation benefits or additional vesting of shares of restricted stock or options.

          B. In the event of your termination without Cause, termination by you for Good Reason or your termination due to death or disability, you shall be entitled to (i) cash severance (at the rate of your then current annual base salary) paid pro rata in accordance with normal payroll dates and reimbursement of COBRA insurance premiums (if you elect COBRA coverage), each for twelve months following your termination, and (ii) the calculated amount (if any) payable to the Chief Executive Officer under the executive bonus program of the Company for the entire year in which such termination occurs and pro rated for a sufficient portion of the following year so as to constitute participation in such executive bonus program effective through the date that is one year after such termination, in each case less applicable deductions and withholdings and in accordance with the Company’s normal payroll practices. Your right to receive COBRA insurance premiums shall terminate upon your commencement of full-time employment with another company (which you shall promptly notify the Company of).

          C. In the event of your termination without Cause, termination by you for Good Reason or your termination due to death or disability, you shall be entitled to twelve months of accelerated vesting under your Company stock options and restricted stock awards (whether referred to above or otherwise granted in the future).

          D. In the event (i) there is a Change of Control (as defined following), (ii) you are not offered (or continued in, as the case may be) the position of chief executive officer of the Successor Company (as defined following) for at least the one year period after the Change of Control with annual base salary and potential cash bonus at least as favorable to you as those referred to herein and principal office location located within 25 miles from the current location of the Company’s principal place of business at 1060 East Arques Avenue, Sunnyvale, California, and (iii) if so requested by the Successor Company, you continue to serve the Successor Company (unless prevented by death or disability) on a full-time basis (the Successor Company to continue to provide cash compensation (at the rate of your then current annual base salary), continued eligibility for bonus, health benefits and equity vesting as provided herein) to provide reasonable and appropriate transition assistance commensurate with your experience and reporting to the chief executive officer for such transition period as is requested by the Successor Company, not to exceed six months (unless you agree in writing to a longer transition period), then upon your termination from the Company or Successor Company (as the case may be) in connection with the Change of Control or completion of such transition period, in addition to the separation benefits described in paragraph B above, but in lieu of the separation benefits described in paragraph C above, you shall be entitled to accelerated vesting under your Company stock options and restricted stock awards (whether referred to above or otherwise granted in the future), or equity securities of the Successor Company received in exchange therefor, based on the number of options and/or shares that would have vested had you remained employed with continued vesting for three years after the later of the closing of the Change of Control or the completion of such transition period.

          E. “Cause” means (i) conviction of, or plea of guilty or no contest to, a felony under the laws of the United States or any state thereof or any act of fraud, embezzlement or dishonesty, (ii) breach of fiduciary duties not remedied within thirty days of written notice, or (iii) material breach of this agreement or any other written agreement with the Company not remedied within thirty days of written notice.

          F. “Good Reason” means (i) any material reduction in your job duties and responsibilities (it being acknowledged and agreed that your position as Chief Executive Officer and President will entail your having such oversight and authority over Company operations as is customary for a chief executive officer of a typical public company, subject to such oversight of the Board of Directors and its Committees as is customary for a typical public company, satisfaction of legal requirements and the implementation of appropriate checks, balances and procedures associated with the Company’s accounting and financial matters, internal controls and public securities disclosures as approved or established by the Board or the Committee responsible for the matter in question) not approved in writing by you and not restored within thirty days of written notice to the Board, (ii) your failure to be elected at any time as a member of the Board, (iii) any demoting change in your job title as Chief Executive Officer and President, reduction in annual base salary or potential cash bonus, or requirement that your principal place of business be located more than 25 miles from the current location of the Company’s principal place of business at 1060 East Arques Avenue, Sunnyvale, California not rescinded within thirty days of written notice to the Board, or (iv) any material breach by the Company of any written obligation to you not remedied within thirty days of written notice to the Board.

          G. “Change of Control” means (i) the consummation of any transaction or series of related transactions which results in all of the holders of record of the Company’s capital stock immediately prior to the transaction or transactions holding less than fifty percent of the voting power of the surviving entity in the transaction or transactions immediately after the transaction or transactions, including the acquisition of the Company by another entity and any reorganization, merger or consolidation, or which results in the sale of all or substantially all of the assets of the Company; provided, however, if the surviving entity in the transaction or transactions is wholly owned by another (the “Parent”), then a Change of Control has occurred only if the holders of record of the Company’s capital stock immediately prior to the transaction or transactions hold less than fifty percent of the voting power of the Parent immediately after the transaction or transactions, or (ii) change in composition of the Board such that a majority of the authorized directors consist of individuals whose nomination to the Board was not approved or ratified by a majority of the directors in office immediately prior to such nomination (but excluding from such vote any directors previously not so approved or ratified).

          H. “Successor Company” means (i) the combined company resulting from a Change of Control involving any kind of business combination, (ii) the acquiror of all or substantially all of the assets of the Company in such a transaction, or (iii) the Company in all other cases.

          I. No acceleration of vesting will be deemed to extend beyond the number of then-unvested options or shares under a particular award at the time of acceleration. No additional vesting shall occur following termination of service. Vested options (including replacement options in a Successor Company) will be exercisable for (i) fifteen months following the termination date in the case of your termination without Cause, termination by you for Good Reason, or your termination from the Company or Successor Company (as the case may be) in connection with a Change of Control or completion of transition services period associated with a Change of Control (provided the conditions set forth in clauses (i)-(iii) of paragraph D are satisfied), (ii) twelve months following the termination date in the case of termination due to death or disability, or (iii) three months following the termination date in the case of your voluntary termination or termination for Cause, but in no event later than the expiration date of the options.

     6. As an employee of the Company you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard employee invention assignment and confidentiality agreement as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employers.

     7. This offer of employment is made to you in confidence, and its terms must not be disclosed by you to anyone outside your immediate family and professional advisors. If you do disclose any of its terms to such a family member or advisor, you must caution him or her that such information is confidential and must not be disclosed to anyone else.

     8. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

     9. This letter agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to such subject matter.

     10. This offer will remain open until November 12, 2004. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter agreement in the space indicated below and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer. Should you have anything else that you wish to discuss, please do not hesitate to call me.

     We look forward to the opportunity to welcome you to the Company.

Very truly yours,

Silicon Image, Inc.

By:	/s/ David Hodges

David Hodges, Director

Acknowledged, Accepted and Agreed

/s/ Steve Laub

Steve Laub